EXHIBIT (J)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Counsel and Independent Registered Public Account Firm" in this Registration Statement (Form N-1A 33-44254 and 811-6490) of Dreyfus Premier Diversified International Fund (one of the funds comprising Dreyfus Premier International Funds, Inc.).

/s/ ERNST & YOUNG LLP

New York, New York
December 7, 2007